UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

Double Eagle Petroleum Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-6529	830214692
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Overland Trail, P.O. Box 766, Casper, Wyoming		82602
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	3072379330

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

As discussed in detail in the following paragraphs, on January 15, 2008, the Board of Directors of Double Eagle Petroleum Co. (the "Company") approved restricted stock awards under the 2007 Stock Incentive Plan totaling 2,090 shares of the Company's Common Stock (the "Common Stock"); and grants of stock options under the Company's 2002 Stock Option Plan totaling 45,000 shares of Common Stock in the aggregate.

Specifically, Kurtis Hooley was granted options to purchase 10,000 shares of Common Stock under the 2002 Stock Option Plan at an exercise price of $14.36. These options vest 20% on each of the first, second, third, fourth and fifth anniversary of the grant. Kurtis Hooley also was awarded 1,045 restricted shares of Common Stock under the 2007 Stock Incentive Plan with a market value of $14.36 per share. These restricted shares vest 1/3 on each of the first, second and third anniversary of the grant.

D. Steven Degenfelder was awarded 1,045 restricted shares of Common Stock under the 2007 Stock Incentive Plan with a market value of $14.36 per share. These shares vest 1/3 on each of the first, second and third anniversary of the grant.

Robert Reiner was granted options to purchase 10,000 shares of Common Stock under the 2002 Stock Option Plan at an exercise price of $14.36. These options vest 20% on each of the first, second, third, fourth and fifth anniversary of the grant.

In addition, three employees were granted options to purchase an aggregate of 25,000 shares of Common Stock under the 2002 Stock Option Plan at an exercise price of $14.36. These options also vest 20% on each of the first, second, third, fourth and fifth anniversary of the grant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) Not applicable.

(c) On January 15, 2008, the Company announced the appointment of Robert F. Reiner, age 59, to the position of Vice President, Operations, effective January 15, 2008. Mr. Reiner has served as the Senior Engineer for the Company since 2004. Prior to joining Double Eagle, Mr. Reiner served from 2001 to 2004 as the Directional Drilling Coordinator of Sperry-Sun Drilling Services. From 2000 to 2001, Mr. Reiner operated Reiner Engineering, a consulting engineering firm, and acted as an interim Drilling Superitendent and Engineer on a contract basis. From 1999 to 2000, Mr. Reiner served as the Manager of Operations for SST Energy Corporation. Mr. Reiner served as a Drilling Engineer for Pecten Producing Company, a wholly-owned subsidiary of Shell Oil Company, from 1997 to 1999. Mr. Reiner also served as a Drilling Superintendent from 1990-1997 for Wexpro Company. Prior to 1990, Mr. Reiner was employed by several oil and gas companies as an Operations Manager and Drilling Superintendent. Mr. Reiner is a Registered Professional Engineer in Colorado and Wyoming with a Bachelor of Science in Petroleum Engineering from Colorado School of Mines.

Mr. Reiner will receive an annual salary of $165,000. In addition, Mr. Reiner is expected to receive a formal written employment agreement by the end of the first quarter 2008. Once executed, the Company will disclose the material terms and conditions of the agreement and file the agreement with the Securities and Exchange Commission as required.

(d) Not applicable.

(e) On January 15, 2008, the Company entered into employment arrangements with Kurtis Hooley, Chief Financial Officer; D. Steven Degenfelder, Vice President, Land; and Robert Reiner, Vice President, Operations.

Under the arrangement, Mr. Hooley is entitled to base compensation of $200,000 per year and was given a restricted stock award of 1,045 shares and stock option grants for 10,000 shares. Mr. Hooley also recieved a bonus of $25,000.

Mr. Degenfelder is entitled to base compensation of $170,000 per year and was awarded 1,045 shares of restricted stock and a bonus of $25,000.

Mr. Reiner is entitled to base compensation of $165,000 per year and was granted options to purchase 10,000 shares of Common Stock. Mr Reiner also recieved a bonus of $17,500.

It is anticilpated that each of these Executive Officers of the Company will recieve formal written employment agreements by the end of the first quarter 2008. Once executed, the Company will disclose the material terms and conditions of such agreements and file the agreements with the Securities and Exchange Commission as required.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Double Eagle Petroleum Co.

January 17, 2008	By:	/s/ Kurtis S. Hooley

Name: Kurtis S. Hooley
Title: Chief Financial Officer